Exhibit 1.1

EXECUTION VERSION

STRATEGIC PARTNERSHIP AGREEMENT

THIS STRATEGIC PARTNERSHIP AGREEMENT (this “Agreement”), dated October 14, 2022, is by and among Astrea Acquisition Sponsor LLC (the “Sponsor”), Sports Masters Management LLC (“SMM”) and Astrea Acquisition Corp. (the “SPAC”).

RECITALS

WHEREAS, the Sponsor and SMM desire to partner to locate an attractive target business with which the SPAC can consummate an initial business combination;

WHEREAS, the Sponsor is the owner of 4,312,500 shares (the “Founders Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of the SPAC which represents approximately 20% of the issued and outstanding shares of the SPAC Common Stock;

WHEREAS, the SPAC is in need of additional working capital and SMM is willing to make certain loans to the SPAC for working capital purposes;

WHEREAS, SMM has agreed to assume responsibility for certain of the day-to-day responsibilities of the SPAC and, in connection therewith, the Sponsor has agreed to transfer certain of the Founders Shares to SMM.

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Transfer of Founders Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties herein made by the Sponsor, the Sponsor agrees to transfer to SMM, at the Closing (as hereinafter defined) 4,227,500 Founders Shares. Sponsor will deliver to SMM at the Closing an irrevocable instruction letter addressed to Continental Stock Transfer & Trust Company, the SPAC’s transfer agent (“CST”), instructing CST to transfer to SMM 4,227,500 of the Founders Shares with a duly executed stock power attached thereto, along with such other instruments and documents that may be necessary or desirable to effect the transfer of the Founders Shares, including without limitation any related legal opinion.

2. Working Capital Loan. SMM will loan to the SPAC at the Closing in immediately available funds the sum of $147,375.00, which amount shall be transferred to the carrier for the director and officer insurance policy for the SPAC. Such working capital loan shall be evidenced by a promissory note in the form at forth as Exhibit A hereto.

3. Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 5, the closing of the working capital loan set forth in Section 2 hereto and the transfer of the Founders Shares (the “Closing”) will take place at the offices of Loeb & Loeb LLP, at 10:00 a.m. Eastern time on August 29, 2022, or on such other date as may be fixed for the Closing by written agreement between the Sponsor and SMM (the “Closing Date”).

4. Representations and Warranties.

(a) Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to SMM as follows:

(i) Sponsor is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware.

(ii) Sponsor has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Sponsor and the consummation by the Sponsor of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Sponsor.

(iii) This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding obligation of the Sponsor, enforceable in accordance with its terms, except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity.

(iv) The execution and delivery of this Agreement by the Sponsor and the consummation by the Sponsor of the transactions contemplated hereby will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to the Sponsor or (B) conflict with, result in any breach of or constitute a default under (1) the Operating Agreement or other similar organizational documents of the Sponsor (“Organizational Documents”), (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which the Sponsor is a party or by which the Sponsor may be bound or (3) any contract or other agreement or undertaking to which the Sponsor is a party or by which the Sponsor may be bound.

(v) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, is required by or with respect to the Sponsor in connection with the execution and delivery of this Agreement or the consummation by the Sponsor of the transactions contemplated hereby.

(vi) The Sponsor has, and upon transfer by the Sponsor of the Founders Shares being transferred by the Sponsor hereunder SMM will have, good and marketable title to the Founders Shares, free and clear of any claims, liens, encumbrances, security interests, restrictions and adverse claims of any kind or nature whatsoever other than the restrictions on resale under the Securities Act of 1933, as amended, (“Securities Act”) and state securities laws and subject to the terms and conditions of the Insider Letter (as defined herein) and the Escrow Agreement (as defined herein). There are no outstanding subscriptions, options, warrants, rights, contracts, understandings or agreements to purchase or otherwise acquire the Founders Shares.

(vii) The Sponsor is party to that certain Registration Rights Agreement, dated as of February 3, 2021, by and among the SPAC and the Sponsor (the “Registration Rights Agreement”). The Registration Rights Agreement is valid and binding on the Sponsor in accordance with its terms and is in full force and effect. Neither the Sponsor nor the SPAC is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, the Registration Rights Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under the Registration Rights Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. A complete and correct copy of the Registration Rights Agreement (including all modifications, amendments and supplements thereto and waivers thereunder) has been made available to SMM. The Sponsor has all requisite power and authority to assign its rights under the Registration Rights Agreement to the Sponsor with respect to the Founder Shares being transferred to SMM hereunder and such assignment will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to the Sponsor or (B) conflict with, result in any breach of or constitute a default under (1) the Organizational Documents of the Sponsor or the SPAC, (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which the Sponsor is a party or by which the Sponsor may be bound or (3) any contract or other agreement or undertaking to which the Sponsor is a party or by which the Sponsor may be bound, including the Registration Rights Agreement. Sponsor may assign its rights under the Registration Rights Agreement in accordance with Section 6.2 thereof and, following the Sponsor’s assignment of its registration rights under the Registration Rights Agreement to SMM with respect to the Founders Shares being transferred to SMM hereunder and execution by SMM of a joinder agreement to the Registration Rights Agreement, SMM shall be a “holder” under the Registration Rights Agreement and shall be entitled to all of the rights of a “holder” under the Registration Rights Agreement, subject to the terms and conditions thereof.

(viii) With the exception of the payables listed on Exhibit C hereto, there are no other billed or unbilled amounts due by the Sponsor or the SPAC as of the date of Closing that will be required to be paid by SMM post-Closing.

(b) Representations and Warranties of SMM. SMM represents and warrants to the Sponsor as follows:

(i) SMM is a limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands.

(ii) SMM has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SMM and the consummation by SMM of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the SMM.

(iii) This Agreement has been duly executed and delivered by SMM and constitutes a valid and binding obligation of SMM, enforceable in accordance with its terms except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity.

(iv) The execution and delivery of this Agreement by SMM and the consummation by SMM of the transactions contemplated hereby will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to SMM or (B) conflict with, result in any breach of or constitute a default under (1) the Organizational Documents of SMM, (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which SMM is a party or by which it may be bound or (3) any contract or other agreement or undertaking to which SMM is a party or by which SMM may be bound.

(v) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, including registration of the sale of the Founders Shares under the Securities Act or any equivalent state or foreign law or regulation, is required by or with respect to SMM in connection with the execution and delivery of this Agreement or the consummation by SMM of the transactions contemplated hereby.

(vi) SMM confirms that the Founders Shares to be acquired by SMM will be acquired for investment for SMM’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that SMM has no present intention of selling, granting any participation in, or otherwise distributing the same. SMM further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such Person or to any third party, with respect to any of the Founders Shares. SMM has not been formed for the specific purpose of acquiring the Founders Shares.

(vii) SMM is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. SMM understands that the transfer of the Founders Shares hereunder not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of SMM’s representations as expressed herein.

(viii) Neither SMM nor any person affiliated with SMM is subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).

(ix) SMM has reviewed all documents, as such documents may have been amended, filed by the SPAC with the Securities and Exchange Commission under the 1933 Act and the Exchange Act since its formation, including all exhibits attached thereto that have been filed through August 25, 2022.

(c) Representations and Warranties of SPAC. SPAC represents and warrants as follows:

(i) SPAC is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

(ii) All contracts and amendments thereto required to be filed as material contracts with the Securities and Exchange Commission have been so filed.

(iii) With the exception of the Form 10-Q for the quarter ended June 30, 2022, there are no outstanding filing obligations with the Securities and Exchange Commission, the state of Delaware or any other regulatory authority.

(iv) SPAC has provided to SMM copies of all correspondence between The Nasdaq Stock Market LLC and SPAC with respect to its listing and filing deficiencies.

(v) As of the Closing, the total amount of indebtedness and other amounts owed to the Sponsor or any of its affiliates is $1,260,000.00 evidenced by Promissory Notes and $190,000.00 owed pursuant to that certain Administrative Services Agreement, dated February 3, 2021, between the SPAC and the Sponsor (“Services Agreement”).

(vi) There have been no amendments to the certificate of incorporation or bylaws of the SPAC that have not been publicly filed with the Securities and Exchange Commission.

(vii) Except as contemplated by Section 4(c)(v) above, no director, officer, the Sponsor or any Sponsor-related entity is entitled to the receipt of any fee or reimbursement of any expenses in connection with an initial business combination.

(viii) There are no outstanding liabilities or other obligations of SPAC or the Sponsor in connection with the termination of that certain Agreement and Plan of Merger by and among SPAC, Peregrine Merger Sub, LLC, Lexyl Travel Technologies, LLC, Double Peregrine Merger Sub, LLC and Benjamin & Brothers, LLC on February 13, 2022.

(ix) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, is required by or with respect to the SPAC in connection with the execution and delivery of this Agreement or the consummation by the Sponsor of the transactions contemplated hereby other than requisite filings under the Securities Act and the Securities Exchange Act of 1934, as amended.

5. Operations of the SPAC.

(i) Sponsor and SMM agree that they will cooperate with respect to the operations of the SPAC after Closing including the identification of a business combination target, negotiating and documenting the terms of a business combination and all Securities and Exchange Commission and other regulatory filings. Exhibit B sets forth the proposed division of responsibilities post-Closing.

(ii) Sponsor agrees that it will pay all outstanding payables listed on Exhibit C hereto prior to Closing. With the exception of the engagement letters with Marcum LLP, Calabrese & Associates and Donnelley Financial Solutions and directors and officers insurance premiums, there are no other contracts pursuant to which the SPAC (or the Sponsor on behalf of the SPAC) will have ongoing payment obligations.

(iii) The Services Agreement shall be terminated effective as of the Closing and no further payments or accruals of payments shall be made pursuant to that agreement except as provided in Section 4(c)(v) above.

(iv) Except as otherwise set forth herein, SPAC working capital needs during the period from Closing to the consummation of the business combination shall be financed by SMM and will be evidenced by promissory notes to be entered into between the SPAC and SMM which will be payable upon consummation of the business combination.

(v) To the extent permitted under that certain Investment Management Trust Agreement, dated February 3, 2021, between the SPAC and CST, tax obligations of the SPAC shall be paid by interest from the trust account of the SPAC (the “Trust Account”).

6. Closing Conditions.

(a) Conditions to Each Party’s Obligations. The obligations of SMM and Sponsor hereunder are subject to the fulfillment at or prior to the Closing of the following conditions:

(i) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction or by any governmental or regulatory body, nor shall any statute, rule, regulation or executive order have been promulgated or enacted by any governmental authority which prevents the consummation of the transactions contemplated by this Agreement; and

(ii) No action or proceeding before any court or any governmental or regulatory authority shall have been commenced by any governmental or regulatory body and shall be pending against any of the parties hereto or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated by this Agreement.

(b) Conditions to Obligation of SMM. The obligations of SMM hereunder are subject to the fulfillment at or prior to the Closing of the following additional conditions:

(i) The representations and warranties of Sponsor contained in this Agreement shall have been true and complete when made and shall be true and complete at and as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date.

(ii) The Sponsor shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing, including, without limitation, the payment of the payables set forth on Exhibit C hereto.

(iii) The Sponsor shall have taken all such actions to make SMM a holder under the Registration Rights Agreement.

(c) Conditions to Obligation of the Sponsor. The obligations of the Sponsor hereunder are subject to the fulfillment at or prior to the Closing of the following additional conditions:

(i) The representations and warranties of SMM contained in this Agreement shall have been true and complete when made and shall be true and complete at and as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date.

(ii) SMM shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(iii) SMM shall have entered into a letter agreement with the SPAC, substantially in the form set forth in Exhibit D (the “Insider Letter”).

(iv) SMM shall have entered into joinder agreements pursuant to which SMM shall become a party to the Registration Rights Agreement and that certain Stock Escrow Agreement between the SPAC and CST.

7. Additional Agreements.

(a) Board of Directors of the SPAC. At the Closing, the board of directors of the SPAC will be increased by one member and Catullus Helmer will become a member of the board. No later than 11 days after SMM sends a 14f notification to the stockholders of the SPAC of a change in the board, the legacy members of the board will resign and SMM will add three independent directors and Nicolas Jacobson to the board of the SPAC. The board of the SPAC shall take no actions during this interim period other than as may be required in connection with this Agreement and with the prior consent of SMM. Additionally, Felipe Gonzalez and Jose Luis Cordova shall resign as officers of the SPAC and the following individuals will be appointed as officers of the SPAC: Catullus Helmer and Nicolas Jacobson.

(b) Expenses. Each party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

(c) Additional Arrangements with Founder Shares. The parties agree that under certain circumstances, the Sponsor will be required to forfeit for cancellation for no consideration an additional number of Founder Shares or retain an additional number of Founder Shares, as described on Exhibit E.

(d) Repayment of Working Capital Loans. The parties agree that all working capital loans will be repaid at the time of and contingent upon the closing of an initial business combination. The parties agree that $1,500,000 of such loans that are outstanding at the time of the closing of the initial business combination shall be paid in the form of private placement units valued at $10.00 per unit with the remaining amounts repaid in cash. The parties agree that the allocation of the loans to be paid in units versus cash shall be done on a pro rata basis based upon the aggregate amounts owed to the Sponsor on the one hand and SMM on the other. By way of example, if the aggregate amount of working capital loans outstanding was $2,000,000 and the aggregate amount to the Sponsor amounted to $1,200,000 (60% of the outstanding amount), the Sponsor shall receive $900,000 ($1,500,000 x 0.6) in the form of units (90,000 private placement units) and the remainder ($300,000) in the form of cash.

(e) Amendment to Existing Insider Letter. With regard to that certain letter agreement, dated February 3, 2021, executed by the Sponsor in favor of the Company and EarlyBirdCapital, Inc., the following is added to the end of Section 1(c): Notwithstanding the foregoing, it is understood and agreed that the undersigned shall be responsible to indemnify the Trust Account only for the foregoing claims arising or relating to actions or events that occurred prior to August 29, 2022.

8. Miscellaneous.

(a) No Brokers. Each of the Sponsor and SMM represent to the other that neither it nor any of its respective affiliates have employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions or expenses related thereto in connection with the negotiation, execution or consummation of this Agreement or any of the transactions contemplated hereby and respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its affiliates.

(b) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c) Assignment; Binding Effect; Third Party Beneficiaries. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns. There are no third party beneficiaries having rights under or with respect to this Agreement.

(d) Further Assurances. If any further action is necessary or reasonably desirable to carry out this Agreement’s purposes, each party will take such further action (including executing and delivering any further instruments and documents and providing any reasonably requested information) as the other party reasonably may request.

(e) Survival of Representations, Warranties and Covenants. Each representation, warranty, covenant and obligation in this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and will not be affected by any investigation by or on behalf of the other party to this Agreement.

(f) Indemnification. The Sponsor and SMM, respectively, will each indemnify and hold harmless the other from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from any breach of any representation or warranty of the indemnifying party contained in this Agreement or any breach by the indemnifying party, or failure by the indemnifying party to fulfill, any covenant or agreement contained herein.

(g) Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Sponsor:

Astrea Acquisition Sponsor LLC

c/o Astrea Acquisition Corp.

55 Ocean Lane Drive; Apt. 3021

Key Biscayne, Florida 33149

Attention: ________________

Facsimile:  ________________

with a copy (which will not constitute notice) to:

Graubard & Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

If to SMM:

Sports Masters Management LLC

71 Fort Street

George Town

Grand Cayman KY1-1106
Cayman Islands

Attn: Kiavash Joorabchian

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Mitchell Nussbaum, Esq.

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

(h) Specific Performance; Remedies. Each party acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

(i) Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(j) Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles. Any action or proceeding arising under or with respect to this Agreement shall be brought in a federal or state court having jurisdiction located in the County of New York, State of New York. Each party agrees to submit to jurisdiction and to waive nay objection as to venue in the courts located in the State of New York.

(k) Amendment. This Agreement may not be amended or modified except by a writing signed by both of the parties.

(l) Extensions; Waivers. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extent to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the party of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

(m) Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, which delivery may be made by exchange of copies of the signature page by facsimile transmission, “portable document format” (“.pdf”) or other electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ASTREA ACQUISITION SPONSOR LLC

By:
Name:
Title:

SPORTS MASTERS MANAGEMENT LLC

By:
Name:
Title:

ASTREA ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT A

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$147,375.00	As of August 29, 2022

Astrea Acquisition Corp. (“Maker”) promises to pay to the order of Sports Masters Management or his/its successors or assigns (“Holder”) the principal sum of one hundred and forty seven thousand three hundred and seventy five Dollars and No Cents ($147,375.00) in lawful money of the United States of America, on the terms and conditions described below.

1. Principal. The principal balance of this Note shall be repayable on the consummation of the Maker’s initial merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). Holder understands that if a Business Combination is not consummated, this Note will not be repaid and all amounts owed hereunder will be forgiven except to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering.

2. Interest. No interest shall accrue on the unpaid principal balance of this Note.

3. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

4. Events of Default. The following shall constitute Events of Default:

(a) Failure to Make Required Payments. Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 4(a), Holder may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Holder.

6. Intentionally Omitted.

7. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Holder under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Holder.

9. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Holder, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

9. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Astrea Acquisition Corp.

55 Ocean Lane Drive, Apt. 3021

Key Biscayne, Florida 33149

If to Holder:

Sports Masters Management

Appleby Global Services (Cayman) Limited

71 Fort Street, PO Box 500,

Grand Cayman KY1-1106, Cayman Islands

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iv) the date reflected on a signed delivery receipt, or (vi) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

10. Construction. This Note shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of Delaware.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

ASTREA ACQUISITION CORP.

By:
Name:	Jose Luis Cordova
Title:

EXHIBIT B

DIVISION OF RESPONSIBILITIES

1.	Background

Following Sports Masters Management’s (SMM) proposed investment in Astrea Acquisition Corp. (the “SPAC”), the current core management team of the SPAC and its sponsor, Astrea Acquisition Sponsor LLC (Sponsor), will continue to support SMM and the SPAC in an advisory capacity to execute a successful business combination leveraging their prior SPAC experience and investment expertise. The existing Sponsor team is comprised of:

1.	Felipe Gonzalez, CEO, SPAC

2.	Jose Luis Cordova, CFO, SPAC

3.	Miguel Villegas, Advisor, SPAC

2.	Governance

SPAC Board of Directors

-	The Board of Directors will be reconstituted as follows:

●	On Closing, Catullus Helmerand shall be appointed to the board. The board shall take no actions other than as may be required by the Agreement and agreed to by SMM.

●	On the 11th day following the mailing of an information statement under Rule 14f-1 of the Exchange Act (which shall be mailed within 14 days of the date hereof), each of the legacy directors of the SPAC (including the three independent directors) shall resign from the board of directors of the SPAC and shall be replaced by three individuals who will be independent directors of the SPAC. Nicolas Jacobson will also be appointed to the board of directors of the SPAC.

SPAC Management

-	On Closing, the board of directors of the SPAC shall appoint members of the SMM team to be officers of the SPAC

-	Felipe Gonzalez, Jose Luis Cordova and Miguel Villegas will be appointed as Advisors to the SPAC in connection with the business combination

3.	Roles & Responsibilities

SMM

-	SMM designees appointed as officers of the SPAC shall be responsible for the day-to-day management and administration of the SPAC

-	SMM shall be responsible for all legal and regulatory compliance of the SPAC

-	SMM shall be responsible for and lead the proposed business combination, which is anticipated to encompass, but is not limited to, the following workstreams: target due diligence, target valuation, PIPE fundraising, transaction structuring, transaction negotiation, coordination of legal and financial advisors, execution (including obtaining regulatory approvals) and closing

Sponsor

Sponsor team will serve as advisors to the SPAC but shall have no obligation or ability to bind the SPAC. The Sponsor team will be free to provide its services to the SPAC in the manner as they see fit and are not obligated to devote to the SPAC any specific number of hours to provide the services set forth herein.

-	Sponsor team will advise on the administrative requirements and day to day operations of the SPAC, including D&O insurance, existing contracts with third party service providers, accounting and disclosure obligations, regulatory filings, as required

-	Sponsor team will advise the SPAC on the financial and commercial due diligence process of the target

-	Sponsor team will advise on the valuation of the target

-	Sponsor team will advise on marketing materials, including an investor presentation, related to the proposed business combination as required

-	Sponsor team will identify and provide a list of potential third-party investors and funding providers for the PIPE and make introductions to the SPAC as required

-	Sponsor team will intermediate and advise on discussions and negotiations with third-party investors introduced to the SPAC

-	Sponsor team will advise on discussions and negotiations with other potential third-party investors in the PIPE not introduced by the Sponsor team as required

-	Sponsor team will advise on the financial terms of the PIPE

-	Sponsor team will advise on the structuring and terms of the proposed business combination

-	Sponsor team will advise on financial and commercial matters with respect to the merger agreement with the target

-	Sponsor team will advise on the timeline for the proposed business combination

-	Sponsor team will advise on the Shareholder Vote and closing mechanics for the proposed business combination

-	Sponsor team will provide such other advice as may reasonably be required by the SPAC to execute a successful business combination

-	Each member of the Sponsor team, when requested by SMM, shall make reasonable efforts to attend meetings (physical or virtual) with third party service providers, investors or other

EXHIBIT C

SCHEDULE OF PAYABLES

Concept	Amount		Details
Continental Stock Transfer & Trust		$1,537.84	May 2022 Expense
Continental Stock Transfer & Trust		$2,148.84	June 2022 Expense
Continental Stock Transfer & Trust		$1,592.84	July 2022 Expense
Global Tax Management (Tax Advisor)		$6,500.00	2021 tax return
Graubard Miller (Legal Counsel)		$30.74	May 2022 Disbursements
Graubard Miller (Legal Counsel)		$19.90	June 2022 Disbursements
Graubard Miller (Legal Counsel)		$12.86	July 2022 Disbursements
Graubard Miller (Legal Counsel)	[$	30.00]	August 2022 Disbursements
Graubard Miller (Legal Counsel)	[$	4,166.67]	Advisory 08.08.22 - 09.07.22
Jenn Calabrese (Accountant)		$31.23	QuickBooks March 2022 & April 2022
Jenn Calabrese (Accountant)		$114.06	QuickBooks May 2022, June 2022 & July 2022
Jenn Calabrese (Accountant)		$4,500	10-Q restatements
Jenn Calabrese (Accountant)		$4,280	2022Q1 Warrants valuation
Jenn Calabrese (Accountant)		$5,000	22Q1 10-Q
Marcum (Auditor)	[$	25,000.00]	10-Q restatements
Marcum (Auditor)		$15,450.00	22Q1 10-Q
Marcum (Auditor)		$(12,875.00)	Credit
Total		$57,539.98

EXHIBIT D

FORM OF LETTER AGREEMENT

____________ __, 2022

Astrea Acquisition Corp.

55 Ocean Lane Drive, Apt. 3021

Key Biscayne, FL 33149

Ladies and Gentlemen:

This letter (“Letter Agreement”) is being delivered to you in accordance with that certain Strategic Partnership Agreement (the “SPA”) by and among Astrea Acquisition Sponsor LLC (the “Sponsor”), Sports Masters Management LLC (“SMM”) and Astrea Acquisition Corp. (the “Company”). Certain capitalized terms used herein are defined in paragraph 12 hereof.

In order to induce the Company to enter into the SPA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SMM hereby agrees with the Company as follows:

1. If the Company solicits approval of its stockholders of a Business Combination, the undersigned will vote all shares of Common Stock beneficially owned by it in favor of such Business Combination.

2. (a) In the event that the Company fails to consummate a Business Combination within the time period set forth in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”), SMM and its affiliates will, as promptly as possible, take all necessary actions to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) not more than ten (10) business days thereafter, redeem the IPO Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned funds held in the Trust Account (less up to $100,000 to pay liquidation expenses and net of interest released to the Company to pay taxes as permitted pursuant to the Trust Agreement), divided by the number of then outstanding IPO Shares, which redemption will extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law.

(b) SMM hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account (“Claim”) with respect to the Founders’ Shares owned by SMM and hereby waives any Claim SMM may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever. SMM acknowledges and agrees that there will be no distribution from the Trust Account with respect to any Warrants, all rights of which will terminate on the Company’s liquidation.

(c) In the event of the liquidation of the Trust Account, SMM agrees to indemnify and hold harmless the Company for any debts and obligations to target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but only to the extent necessary to ensure that such debt or obligation does not reduce the amount of funds in the Trust Account below $10.00 per share; provided that such indemnity shall not apply (i) if such vendor or prospective target business executed an agreement waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (ii) as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Notwithstanding the foregoing, it is understood and agreed that SMM shall be responsible to indemnify the Trust Account only for the foregoing claims arising or relating to actions or events that occurred after August 29, 2022.

3. SMM acknowledges and agrees that prior to entering into a Business Combination with a target business that is affiliated with any Insiders of the Company or their affiliates, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company must obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that such Business Combination is fair to the Company’s unaffiliated stockholders from a financial point of view.

4. Neither SMM nor any of its affiliates will be entitled to receive and will not accept any compensation, finder fee or other cash payment prior to, or for services rendered in order to effectuate, the consummation of the Business Combination; provided that the Company shall be allowed to make the payments set forth in the Registration Statement under the caption “Prospectus Summary – The Offering – Limited payments to insiders.”

5. SMM agrees that all Founders’ Shares owned by it will be held in escrow pursuant to the terms of a Stock Escrow Agreement which the Company and the Sponsor have entered into with Continental Stock Transfer & Trust Company, as escrow agent.

6. (a) In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, SMM hereby agrees that until the earliest of the Company’s initial Business Combination or liquidation, SMM shall present to the Company for its consideration, prior to presentation to any other entity, any suitable target business, subject to any fiduciary or contractual obligations SMM might have.

(b) SMM hereby agrees and acknowledges that (i) the Company may be irreparably injured in the event of a breach of any of the obligations contained in this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. The undersigned represents and warrants that:

(a)

he/she has never had a petition under the federal bankruptcy laws or any state insolvency law been filed by or against (i) him/her or any partnership in which he/she was a general partner at or within two years before the time of filing; or (ii) any corporation or business association of which he/she was an executive officer at or within two years before the time of such filing;

(b)	he/she has never had a receiver, fiscal agent or similar officer been appointed by a court for his/her business or property, or any such partnership;

(c)	he/she has never been convicted of fraud in a civil or criminal proceeding;

(d)	he/she has never been convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violations and minor offenses);

(e)

he/she has never been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting him/her from (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity; or (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities or federal commodities laws;

(f)

he/she has never been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his/her right to engage in any activity described in 9(e)(i) above, or to be associated with persons engaged in any such activity;

(g)

he/she has never been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated;

(h)

he/she has never been found by a court of competent jurisdiction in a civil action or by the CFTC to have violated any federal commodities law, where the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated;

(i)

he/she has never been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation, (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and desist order, or removal or prohibition order or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity;

(j)

he/she has never been the subject of, or party to, any sanction or order, not subsequently reversed, suspended or vacated, or any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member;

(k)

He/she has never been convicted of any felony or misdemeanor: (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filing with the SEC; or (iii) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

(l)

he/she was never subject to a final order of a state securities commission (or an agency of officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the Commodity Futures Trading Commission; or the National Credit Union Administration that is based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct;

(m)

he/she has never been subject to any order, judgment or decree of any court of competent jurisdiction, that, at the time of such sale, restrained or enjoined him/her from engaging or continuing to engage in any conduct or practice: (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filing with the SEC; or (iii) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

\

(n)

he/she has never been subject to any order of the SEC that orders him/her to cease and desist from committing or causing a future violation of: (i) any scienter-based anti-fraud provision of the federal securities laws, including, but not limited to, Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, and Section 206(1) of the Advisers Act or any other rule or regulation thereunder; or (ii) Section 5 of the Securities Act;

(o)

He/she has never been named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, currently, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued;

(p)

He/she has never been subject to a United States Postal Service false representation order, or is currently subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations;

(q)

he/she is not subject to a final order of a state securities commission (or an agency of officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the Commodity Futures Trading Commission; or the National Credit Union Administration that bars the undersigned from: (i) association with an entity regulated by such commission, authority, agency or officer; (ii) engaging in the business of securities, insurance or banking; or (iii) engaging in savings association or credit union activities;

(r)

he/she is not subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or section 203€ or 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), that: (i) suspends or revokes the undersigned’s registration as a broker, dealer, municipal securities dealer or investment adviser; (ii) places limitations on the activities, functions or operations of, or imposes civil money penalties on, such person; or (iii) bars the undersigned from being associated with any entity or from participating in the offering of any penny stock; and

(s)

he/she has never been suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization (e.g., a registered national securities exchange or a registered national or affiliated securities association) for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade.

8. SMM has full right and power, without violating any agreement by which it is bound, to enter into this Letter Agreement.

9. SMM hereby waives any right to exercise redemption rights with respect to any shares of the Company’s common stock owned or to be owned by SMM, directly or indirectly (or to sell such shares to the Company in a tender offer), whether such shares be part of the Founders’ Shares or shares purchased by SMM in the aftermarket, and agrees not to seek redemption with respect to such shares in connection with any vote to approve a Business Combination or any vote to amend Article Sixth of the Certificate of Incorporation (or sell such shares to the Company in a tender offer in connection with the foregoing).

10. SMM hereby agrees to not propose, or vote in favor of, an amendment to Article Sixth of the Certificate of Incorporation prior to the consummation of a Business Combination unless the Company provides public stockholders with the opportunity to redeem their shares of Common Stock for cash upon such approval in accordance with such Article Sixth thereof.

11. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the Company and SMM hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this Letter Agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

12. As used herein, (i) a “Business Combination” means a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities; (ii) “Insiders” means all officers, directors and sponsors of the Company immediately prior to the IPO; (iii) “Founders’ Shares” means all of the shares of Common Stock of the Company acquired by an Insider prior to the IPO; (iv) “IPO Shares” means the shares of Common Stock issued in the Company’s IPO; (v) “Private Units” means the units that are being sold privately by the Company simultaneously with the consummation of the IPO; (vi) “Trust Agreement” means the Investment Management Trust Agreement between the Company and Continental Stock Transfer & Trust Company being entered into in connection with the IPO and governing the use of funds held in the Trust Account; (vii) “Trust Account” means the trust account into which a portion of the net proceeds of the IPO and sale of Private Units will be deposited; and (viii) “Registration Statement” means the Company’s registration statement on Form S-1 (SEC File No. 333-252010) filed with the Securities and Exchange Commission.

13. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error), except by a written instrument executed by all parties hereto.

[Signature Page Follows]

[_____]
Print Name of Insider

Signature

Acknowledged and Agreed:

ASTREA ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT E

SHARE FORFEITURE; BONUS CALCULATION

-	35,000 Founders Shares shall be subject to forfeiture for no additional consideration if a business combination is not consummated and 50,000 Founders Shares shall be forfeited if Sponsor fails to perform satisfactory roles and responsibilities that are mutually agreed between the Parties as determined in SMM’s sole discretion at the close of the business combination.

-	Sponsor team shall be entitled to have a number of Founder Shares returned to Sponsor team for introducing third party investors that invest in the PIPE or business combination. The number of Founder Shares shall be computed as 0.5% of any investments made with a value of $10.00 per share (e.g. 25,000 Founders Shares returned if there is a US$5,000,000 investment)